Exhibit 10.29

bayPeak LLC

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT (“Agreement”) is made and entered into as of December 10, 2010, by and between Hongri International Holdings, Ltd., a British Virgin Islands company, along with its wholly-owned subsidiaries Roller Rome, Ltd., a British Virgin Islands company, France Cock (China), Ltd., a Hong Kong corporation, Vast Billion Investment Ltd, a Hong Kong Corporation, along with Hongri (Fujian) Sport Goods Co., Ltd, a People’s Republic of China limited liability company (the combined companies are referred to as the “Company”) and Bay Peak LLC, a California limited liability company (herein referred to as the “Consultant”).

W I T N E S S E T H:

:

WHEREAS, the Company desires to engage Consultant to provide certain financial advisory as specifically enumerated below commencing as of the date hereof related to the Financing, and the Merger Transaction, and the Consultant is willing to be so engaged;

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and the Consultant hereby agrees to be retained as the Company’s exclusive business consultant and financial advisor during the term of this Agreement. The Company acknowledges that the Consultant shall have the right to engage third parties subject to the Company’s approval to assist it in its efforts to satisfy its obligations hereunder, under the condition that such third parties shall besubject to this Agreement as if they were parties to this Agreement. In its capacity as a consultant and financial advisor to the Company, the Consultant will:

A. Merger Transaction. The Consultant shall:

(i) assist the Company in evaluating the manner of effectuating a Merger transaction with a shell company domiciled in the United States (“Merger Transaction”);

(ii) provide the shell company Bay Peak 1 Opportunity, Co., domiciled in the United States of America (having no material liabilities and not being subject to any law suits or proceedings) and bringing such shell company under contract; it being acknowledged that (a) the shell company may be a subsidiary or affiliate of Consultant, and (b) the Merger Transaction shall result in the shareholders of the public shell corporation retaining control of 5% of all the issued and outstanding common stock of the public company following consummation of the Financing and the Merger Transaction, and;

(iii) assist the Company in capital raising activities through introductions to potential investors (which may or may not be affiliates of Bay Peak llc) that achieve no less than $5 million USD but not more than $10 million USD simultaneously with the consummation of Merger Transaction (a “Financing”), which Financing shall be on terms and conditions as represented in Exhibit A “the Term Sheet”. (It is understood that the Consultant is not an “investment banking” firm or “broker-dealer”).

2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints the Consultant to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). The Consultant hereby accepts such appoint, with it being expressly acknowledged that the Consultant is acting in the capacity of independent contractor and not as agent of either the Company, the restructured company or the public company. It is expressly acknowledged by the Company that the Consultant shall not render legal or accounting advice in connection with the services to be provided herein.

3. Authorization Period. The Consultant’s engagement hereunder shall become effective on the date hereof and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) the discovery by the Consultant of a material and non-curable due diligence matter concerning the Company that would preclude the completion of either the Financing or the Merger Transaction, (b) he Company’s breach of its covenants set forth in Section 6. Hereof, (c) upon the close of the Financing and Merger Transaction or (d) in the case of a Financing or Merger Transaction not closing, then this engagement shall terminate on April 15, 2011. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. This Agreement shall also terminate upon the mutual decision, and signed release agreement, by the parties not to move forward with either the Financing or the Merger Transaction.

4. Compensation. In consideration for the services described in this Agreement, the Company shall compensate the Consultant as follows:

A. Advisory Fee. The Company shall pay the Consultant an Advisory Fee of $500,000 in cash, by wire transfer to the account or accounts identified by Consultant, immediately upon the closing of the Financing.

B. Equity Participation.

(i) Immediately following the consummation of the Financing and Merger Transaction, the Company shall issue and deliver to the Consultant the number of shares of Common Stock of the post-transaction Company then equal to 3% of total then issued and outstanding shares of capital stock (the “Shares”). The Company further agrees that all shares issued to Consultant hereunder shall have “piggyback registration rights” whereby such shares will be included in the next registration statement filed by the company.

(ii) The Company shall cause to be issued a certificate or certificates representing the Shares and a written opinion of counsel for the Company stating that such Shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been duly authorized by the Company. The Company warrants that all Shares issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to Consultant shall have been duly authorized by the Company’s board of directors.

(iii) Consultant acknowledges that the Shares have not been registered under the Securities Act of 1933, and accordingly are “restricted securities” within the meaning of Rule 144 of the Act. As such, the Shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.

C. Break-Up Fee.

(i) If the Company (i) breaches Section 5 or Section 6 hereof, or (ii) terminates this agreement in accordance with Section 3(a) and 3(b), or (iii) unilaterally decides not to proceed with the Merger Transaction or the Financing as provided in the Term Sheet, or otherwise fails to reasonably participate in or assist in efforts to effectuate a Merger Transaction or Financing (each, a “Termination Event”), the Company agrees to compensate the Consultant for all its losses suffered as a result of the Company’s breach of this Agreement including, but not limited to, all of its costs and expenses for provision of services under this Agreement together with a break-up fee in the amount of $300,000 USD (collectively, the “Break-Up Fee”), payable in cash by wire transfer to an account or accounts identified by Consultant. Such payment shall be made within 3 business days after a Termination Event.

(ii) Anything to the contrary in subsection (i) notwithstanding, Consultant acknowledges and agrees that Company is in the process of effecting a corporate restructuring which is expected to be completed following the Merger Transaction and Financing and, in no event, shall Consultant pursue any claim for and/or be entitled to the Break-Up Fee in connection therewith.

D. Compensation and Expense Reimbursements. Immediately upon consummation of the Financing Transaction, the Consultant will be reimbursed for all of the Consultants expenses, a non-recourse amount of $100,000 from the proceeds of the Financing.

5. Non-Circumvention. The Company agrees that it will not make contact, directly or indirectly, written, oral, electronic or by any other medium of contact with third parties to whom they have been introduced by Consultant hereto, without the prior express written consent of Consultant. The Company further agrees that neither they nor their affiliates shall enter into any negotiations or agreements, verbal, written or otherwise, with third parties, (and shall terminate any current negotiations) with respects to any merger or financing hereto without the express written consent of Consultant. The Company hereto accepts and understands that any overt action of circumvention or unauthorized disclosure shall constitute a breach of trust and shall be considered a breach of all terms and conditions of this Agreement. Such action shall be subject to judicial action and recompense. It is further agreed that in the event the Company circumvents Consultant, or discloses information, including but not limited to the Term Sheet, to an outside party which results in, but not limited to, injury or loss of consideration to Consultant, the Company shall be liable to Consultant. The Consultant must bring an action to recover payment or other compensation pursuant to the terms of this Agreement within one year from the Termination Date, Consultant shall be entitled to reasonable attorneys fees and expenses as may be awarded, and recovery for liquidated damages as may be awarded by and through any legal process or jurisdiction.

6. Representations and Covenants. It is understood that the Company, and not Consultant, is responsible to perform any and all due diligence on any lender or equity purchaser introduced to it by Consultant under this Agreement, prior to Company receiving funds. The Consultant acknowledges that, to the best of its knowledge, (i) the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over the Consultant, and (ii) Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. The Company acknowledges that, to the best of its knowledge, that (i) it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company and (ii) the Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. The Company also warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's breach of the representations and covenants set forth herein or from communication or dissemination of any information, documents or materials.

7. Limitation of Liability. To the fullest extent permitted by applicable laws, in no event shall Company’s or its affiliates’ or any of its or their directors’, officers’, or employees’ total collective and aggregate liability hereunder or arising out of or in connection with or otherwise related in any way to this agreement exceed US$500,000.

8. Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. The Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

9. Status as Independent Contractor. The Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. The Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by the Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

10. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12. Notice. Any consent or notice required under this Agreement by on party to the other shall be in writing in both Chinese and English and shall be delivered in person or by Federal Express (or other recognizing international courier service requiring signature upon receipt) or by facsimile or email (as evidenced by a paper copy of such email). Such notice shall be deemed effective upon receipt or, in case of facsimile or email, upon written confirmation of receipt by the other party (such confirmation to be transmitted in person, by email or international courier as provided above). For purposes of notice, the addresses of the parties shall be as follows:

To Company:	Address:
Xinfengge Building,
Baogaiyupu Industrial District,
Shishi City, Fujian Province, PRC
Post Code: 362700
Attn: Mr. Yan Ke Yan
Tel: 86-595-88896198
Fax: 86-595-88853196

To Consultant:	Address:
169 Bolsa Ave.
Mill Valley, CA 94941
Attn: Cory Roberts
Tel: 415-287-4080
cory@baypeak.com

13. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China International Economic & Trade Arbitration Commission. The arbitration award is final and binding on both parties.

14. Assignment. Neither party may assign or otherwise transfer (whether by assignment, operation of law, merger, or otherwise) this Agreement, or any of its rights, obligations or claims under this Agreement, without the other party’s prior written consent, except that Company may assign this Agreement or its rights or obligations to its affiliates as a result of restructuring for the purpose of the transactions contemplated in this Agreements.

15. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all other prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the English version shall prevail.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

The Consultant:

Bay Peak LLC

By/	: ___________________________________
Cory Roberts
Its:	President

Hongri International Holding Co. Ltd:

By/	: ___________________________________
Its:	Executive Director/CEO

Hongri (Fujian) Sports Goods Co., Ltd:

By:___________________________________
Its:	Executive Director/CEO